UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2026

    SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 36611
Dallas, Texas	75235-1611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

         Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 11, 2026, Southwest Airlines Co. (the “Company”) entered into a new term loan credit agreement (the “Term Loan Credit Agreement”) with BNP Paribas, as administrative and collateral agent (the “Agent”) and as the initial lender (together with any additional lenders from time to time, the “Lenders”), providing for a $500 million dollar senior secured term loan credit facility (the “Term Loan Facility”) that was drawn in full on the closing date. The Term Loan Facility matures in full on March 11, 2029, and the Company has the right at any time to prepay the loans, in whole or in part, without premium or penalty, upon at least three business days’ prior written notice to the Agent. Amounts prepaid under the Term Loan Credit Agreement may not be reborrowed. Additionally, the Term Loan Facility includes an uncommitted incremental term loan feature allowing up to $500 million in incremental term loan commitments to be established from time to time in accordance with the terms and conditions set forth in the Term Loan Credit Agreement. The Term Loan Facility is secured by a grant of a security interest in certain aircraft and related assets.

As of the date hereof, there is $500 million of principal outstanding under the Term Loan Facility. Generally, amounts outstanding under the Term Loan Facility bear interest at interest rates based on either the Term SOFR (as defined in the Term Loan Credit Agreement) for designated interest periods selected by the Company or the Alternate Base Rate (as defined in the Term Loan Credit Agreement), plus an applicable margin of 1.10% per annum, in the case of loans based on Term SOFR, and 0.10% per annum, in the case of loans based on the Alternate Base Rate. The underlying Term SOFR is subject to a floor of 0.00% per annum and the Alternate Base Rate is subject to a floor of 1.00% per annum.

The Term Loan Facility contains customary representations and warranties, covenants, and events of default. The Term Loan Facility is secured by a certain pool of aircraft and related assets with a minimum collateral coverage ratio requirement. The Company is permitted to supplement, replace or remove assets included in the collateral pool, subject to certain conditions including satisfaction of the collateral coverage ratio. The Company may also request the release of liens on collateral pool assets, provided that the collateral coverage ratio is satisfied through remaining collateral, loan prepayment, and/or the addition of replacement collateral. Amounts outstanding under the Term Loan Facility may be accelerated upon the occurrence of an event of default. The Company’s existing revolving credit facility was not amended in connection with the entry into the Term Loan Credit Agreement.

The description of the Term Loan Credit Agreement in this Item 2.03 is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement, a copy of which will be filed with the Company’s Quarterly Report for the fiscal quarter ending March 31, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

March 11, 2026	By:	/s/ Tom Doxey

Tom Doxey
Executive Vice President & Chief Financial Officer (Principal Financial Officer)